Exhibit 10.1
Service Agreement (Consulting)

THIS SERVICE AGREEMENT dated this 2nd day of December, 2002

BETWEEN:

MEDirect Latino Inc. of 719 SE 12th Court, Fort Lauderdale, Florida, 33316
(the "Customer")

- AND -

Debra L. Towsley and/or assigned of 719 SE 12th Court, Fort Lauderdale, Florida, 33316
(the "Service Provider")

BACKGROUND:

A.
The Customer carries on a business primarily consisting of MEDirect Latino is a provider of direct-to-consumer Medicare reimbursed medical products focused exclusively on chronic diseases afflicting the rapidly growing Hispanic community in the United States. The Company’s current focus is the distribution of products for the treatment of Type I & II diabetes.

B.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services in connection with the business of the Customer.

C.	The Service Provider is agreeable to providing such services to the Customer, on the terms and conditions as set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Engagement
1. The Customer hereby agrees to engage the Service Provider to provide the Customer with services consisting of Business Consulting; introduction to fundraising services, capital stock structure, and research and business plan writing, and such other services as the Customer and the Service Provider may agree upon from time to time (the "Services"), and the Service Provider hereby agrees to provide the Services to the Customer.

Term of Agreement
2. The term of this Agreement will begin on the date of this Agreement and will remain in full force and effect for a period of 10 years subject to earlier termination as otherwise provided in this Agreement, with the said term being capable of extension at the will of Service Provider having notified Customer in writing within 180 days of the termination date.

Performance
3. Both parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Compensation
4. For the Services provided by the Service Provider under this Agreement, the Customer will pay to the Service Provider compensation in the following manner. Year One (1), shall be at $60,000.00 dollars per year, until such time as the Customer enters into Operations at which time the Compensation to Service Provider shall be at a base rate of $120,000.00 per year, for the first year Customer is Operational or any part thereof.  Should Customer become Operational during any part of any year, Service Provider is hereby deemed to have earned the Compensation for that year. Preceding year Compensation will be, $160,000.00, and shall increase at a rate of $40,000.00 per year or 3% of gross sales whichever is greater, at the option of Service Provider. Compensation will be payable with the following frequency. Compensation from Customer to Service Provider shall be in 52 equal payments during the year in which Compensation is deemed to have been earned. Customer shall not withhold Service Providers Compensation for any reason, either for cause, or without cause.  The Customer is entitled to deduct from the Service Provider's compensation any applicable deductions and remittances as required by law.

Late Penalties
5. The following penalties will be imposed on the Customer for failing to pay the Service Provider in a timely fashion. In the event Customer is unable to perform under the terms of the Agreement, Service Provider shall be entitled to the greater of three times the value of the Agreement in its entirety as liquidated damages. Service Provider may at Service Providers option accept additional shares of Customers Preferred or Common Stock to offset Compensation, such Shares shall be a $0.05 per Share, but will in no way expose Service Provider to any Capital Gains or Tax consequences. Customer will be responsible for any tax implications imposed on Service Provider as a result of Customers inability to perform.

Additional Compensation
6. The Customer will provide additional compensation as follows. Service Provider shall additionally be Compensated each year 500,000 shares of stock in the form of a stock options. Such Options shall be at par value. Customer shall not undertake any Stock Option Plan without the full approval of Service Provider. If such Plan is approved without the agreement of Service Provider, Customer shall immediately be deemed in default of this Agreement and be responsible for a one time payment to Service Provider of $25,000,000.00 and 5 million Shares.

Expenses
7. The Service Provider will be reimbursed for the following expenses incurred by the Service Provider in connection with providing the Services hereunder: Customer shall be responsible for all expenses which the Service Provider deems necessary in the execution of its responsibilities. The Service Provider will furnish statements and vouchers to the Customer for all such expenses.

Provision of Amenities
8. The Customer agrees to provide, for the use of the Service Provider, the following amenities: Customer shall provide Service Provider with, but not limited to, the following, for the life of this Agreement: (i) Executive Assistant at Customer headquarters; (ii)Housing expense of $4,000.00 per month; (iii)Vehicle of the Service Providers choice including maintenance, fuel, registration and insurance; (iv) All cellular and telephone charges; (v)Full health and medical coverage as similar to Blue Cross of Florida; (vi) Life insurance in the amount of $5,000,000.00 for the benefit of Service Providers choice; (vii) All attorney and accounting fees as a result of this Agreement; (viii) One computer, yearly, at the will and specifications of Service Provider; (ix) All expenses necessary to equip and maintain a satellite office of the specifications provided by Service Provider. Additional items not specified shall be provided to the Customer in writing, Customer shall not withhold agreement of additional items if such items are deemed necessary at the will of Service Provider. Customer shall pay for such extras as invoices are due and payable, further Customer shall provide Corporate guarantees when necessary to facilitate any and needs Service Provider deems necessary to fulfill its contractual obligations under this Agreement.

Legal Expenses
9. In the event that legal action is brought to enforce or construe any term of this Agreement, the Service Provider will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.  Customer shall not seek to recover any legal expenses, damages or awards against Service Provider in connection with this Agreement.

Notice
10. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and either served personally, by facsimile or by registered mail. The addresses for any notice to be delivered to any of the parties to this Agreement are as follows:

a.	MEDirect Latino Inc., 719 SE 12th Court, Fort Lauderdale, Florida, 33316, 954-467-6639, or other, as updated from time to time as necessary.
b.	Raymond J. Talarico and/or assigned, 719 SE 12th Court, Fort Lauderdale, Florida, 33316, or other, as updated from time to time as necessary.

or to such other address as to which any party may from time to time notify the other.

Enurement
11. This Agreement will enure to the benefit of and be binding on the heirs, executors, administrators and upon the successors and assigns of MEDirect Latino Inc.

Titles/Headings
12. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

Gender
13. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Confidentiality
14. The Customer acknowledges that a material term of the Agreement with the Service Provider is to keep all confidential information belonging to the Service Provider absolutely confidential and protect its release to the public. The Customer agrees not to divulge, reveal, report or use, for any purpose, any confidential information which the Customer has obtained or which was disclosed to Customer the by the Service Provider.

15. The obligation to protect the confidentiality of the Service Provider's confidential information will survive the termination of this Agreement and will continue indefinitely.

a.	The Customer may disclose any of the confidential information;
b.	to a third party where the Service Provider has consented in writing to such disclosure; and
c.
to the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body. However, the Customer will first have given prompt notice to the Service Provider of any possible or prospective order (or proceeding pursuant to which any order may result), and the Service Provider will have been afforded a reasonable opportunity to prevent or limit any disclosure.

Non-Competition
16. Other than with the express written consent of the Service Provider, which will not be unreasonably withheld, the Customer will not, during the continuance of this Agreement or within 5 years after the termination of this Agreement, be directly or indirectly involved with a business which is in direct competition with the particular business line of the Service Provider.

17. For a period of 5 years from the date of termination of this Agreement, the Customer will not divert or attempt to divert from the Service Provider any business the Service Provider had enjoyed, solicited, or attempted to solicit, from other individuals or corporations, prior to termination of this Agreement.

Non-Solicitation
18. Any attempt on the part of the Customer to induce others to leave the Service Provider's employ, or any effort by the Customer to interfere with the Service Provider's relationship with its employees or other service providers would be harmful and damaging to the Service Provider. The Customer agrees that during the term of this Agreement and for a period of 5 years after the end of the term, the Customer will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or other service provider of the Service Provider to quit employment or retainer with the Service Provider;
b.	otherwise interfere with or disrupt the Service Provider's relationship with its employees or other service providers;
c.	discuss employment opportunities or provide information about competitive employment to any of the Service Provider's employees or other service providers; or
d.	solicit, entice, or hire away any employee or other service provider of the Service Provider.

Assignment
19. The Service Provider may assign or otherwise transfer the obligations incurred pursuant to the terms of this Agreement without the prior written consent of the Customer.

Capacity/Independent Contractor
20. It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services hereunder. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them.

Modification of Agreement
21. Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Time of the Essence
22. Time will be of the essence of this Agreement and of every part hereof. No extension or variation of this Agreement will operate as a waiver of this provision.

Entire Agreement
23. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressed in it.

Severability
24. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Additional Clauses
25. All materials generated as a result of this Agreement are the property of the Service Provider and may be disposed of, sold, disclosed, duplicated or other, at the will of the Service Provider.

26. Customer may not seek to retain any attorney, accountant or consultant in the enforcement of this Agreement which is currently, or formerly, working for or worked for in any capacity for the Customer. It is expressly understood that all attorneys, accountants or consultants who are employed, retained or consulted are working for, and at the will of Service Provider. Further it is understood if Service Provider needs to enforce any provision in this Agreement, Customer shall immediately pay any and all attorney, accounting or other fees identified by Service Provider as necessary in connection with this action.

Currency
27. Unless otherwise provided for, all monetary amounts referred to herein will be paid in US dollars.

Termination of Agreement
28. The Service Provider may terminate this Agreement at any time by giving the Customer 30 days written notice.

29. The obligations of the Service Provider under this Agreement will terminate upon the earlier of the Service Provider ceasing to be engaged by the Customer or the termination of this Agreement by the Customer or the Service Provider.

Governing Law
30. It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Florida, without regard to the jurisdiction in which any action or special proceeding may be instituted.

IN WITNESS WHEREOF the parties have duly executed this Service Agreement this 2nd day of December, 2002.

(SEAL)
MEDirect Latino Inc.
per: /s/ Raymond J. Talarico
Raymond J. Talarico

/s/ Debra L. Towsley
Debra L. Towsley